EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-4 of The AES Corporation of our report dated February 28, 1997 relating to the financial statements of Companhia Energetica de Mina Gerais - CEMIG as at and for the years ended December 31, 1996 and 1995 prepared in accordance with accounting principles generally accepted in Brazil, which appears in the Item 7 on Form 8-K of The AES Corporation dated July 16, 1997 and to the reference to us under the heading "Experts" in the Prospectus which is part of such Registration Statement.


/s/ Price Waterhouse
Auditores Independentes
Belo Horizonte, MG-Brazil
August 8, 1997